BLACK DIAMOND FUNDS
                       -------------------

                   Multiclass (Rule 18f-3) Plan

                          ________, 2002


     This Plan is adopted by Black Diamond Funds (the "Trust") pursuant to Rule 18f-3 under the Investment Company Act of 1940 (the "Act") in order to document the separate arrangements and expense allocations of each class of shares of beneficial interest (each a "Class", collectively the "Classes") of each of the series of the Trust identified in Appendix A (each a "Series").

Section 1.  Class Designations

     The types of Classes of the Series are: "Blue Shares" and "Black Shares." Each Class has a different arrangement for shareholder services or distribution or both, as follows:

     (a) Blue Shares. Blue Shares are offered with a 4.0% initial sales charge and are subject to a shareholder service fee at an annual rate of 0.25% of the average daily net assets of the class. The investment minimum is $25,000. Blue Shares will automatically convert to Black Shares at the beginning of the sixth year after the end of the initial offering period. For purposes of conversion, a Series will consider Blue Shares purchased through the reinvestment of distributions to be held in a separate sub-account. Each time any Blue Shares in an investor account (other than those in the sub-account) convert, a corresponding pro rata portion of the shares in the sub-account will also convert. A Series may suspend the conversion feature at any time.

     (b) Black Shares. Black Shares are offered with a 2.0% initial sales charge and are and a shareholder service fee at an annual rate of 0.25% of the average daily net assets of the class. Black Shares are also subject to a distribution plan adopted in accordance with Rule 12b-1 under the Act. The investment minimum is $25,000.

Section 2.  Voting

     Each Class shall have exclusive voting rights on any matter submitted to a shareholder vote that relates solely to the Class' arrangement for shareholder services or distribution and each Class shall have separate voting rights with respect to any matter submitted to a shareholder vote in which the interests of one Class differ from the interests of another Class.

Section 3.  Class Expense Allocations

     (a) Distribution Expenses. All expenses incurred under a Class's distribution plan adopted in accordance with Rule 12b-1 under the Act shall be allocated to that Class.

     (b) Shareholder Service Expenses. All shareholder service expenses incurred by a Class [pursuant to a shareholder service plan] shall be allocated to that Class.

     (c) Other Class Expenses. The following expenses, which are incurred by Classes in different amounts or reflect differences in the amount or kind of services that different Classes receive (collectively with expenses under Sections 3(a) and 3(b), "Class Expenses"), shall be allocated to the Class that incurred the expenses to the extent practicable:

     (i)    Administration and transfer agent fees and expenses;

     (ii)   Litigation, legal and audit fees;

     (iii) State and foreign securities registration or other filing fees;

     (iv)   Shareholder report expenses;

     (v)    Trustee fees and expenses;

     (vi) Preparation, printing and related fees and expenses for proxy statements and, with respect to current shareholders, prospectuses and statements of additional information;

     (vii) Expenses incurred in connection with shareholder meetings; and

     (viii) Subject to approval by the Trustees, such other fees and expenses as an officer of the Trust, pursuant to Rule 18f-3, deems to be allocable to specified
            Classes.

     (d) Class Expense Allocations. Class Expenses are to be borne solely by the Class to which they relate. Item (i) of
Section 3(c) in its entirety is incurred by a Series on a Class by Class basis and, accordingly, is wholly allocated to specific Classes. All fees of a Series' investment adviser and custodian and all portfolio based fees of the Series' fund accountant are incurred by the Series and not the individual Classes of the Series. All other items in Section 3(c) are allocated to a specific Class to the extent they are attributable to the Classes in different amounts.

Section 4.  Other Allocations and Waivers/Reimbursements

     (a) Expenses Applicable to More Than One Series. Expenses (other than Class Expenses) incurred by the Trust on behalf of a Series shall be allocated to the Series and expenses (other than Class Expenses) incurred by the Trust on behalf of more than one Trust series shall be allocated among the Trust series that incurred the expenses based on the net asset values of the series in relation to the net asset value of all series to which the expense relates.

     (b) Settled Shares Method. Income, realized and unrealized capital gains and losses and expenses other than Class Expenses related to a Series shall be allocated to each Class of the Series based on the net asset value of the Class (excluding the value of subscriptions receivable) in relation to the net asset value of the Series.

     (c) Waivers and Reimbursements. Nothing in this Plan shall be construed as limiting the ability of any person to waive any fee paid by a Series or Class to that person or to reimburse any or all expenses of the Series or Class; provided, however, that no waiver or reimbursement shall be made such that the waiver or reimbursement is, in effect, a de facto modification of the fees provided for in the Series' advisory or custody agreements.

Section 5.  Exchange Privileges

     Shareholders of a Class may exchange their shares for shares of the same Class of any other Series listed in Appendix A in accordance the requirements of the applicable prospectuses.

Section 6.  Amendments and Board Review

     (a) Non-Material Amendments. Non-material amendments to this Plan may be made at any time by the Trustees of the Trust.

     (b) Material Amendments. Material amendments to this Plan may only be made by a majority of the Trustees of the Trust, including a majority of the Trustees who are not interested persons of the Trust as defined by the Act, upon a finding that the amendment is in the best interests of the Classes affected by the amendment and of the Series and the Trust. Prior to any material amendment to this Plan, the Board of Trustees (the "Board") shall request such information as may be reasonably necessary to evaluate the Plan as proposed to be amended.

     (c) Board Review. The Board, including a majority of those Trustees who are not interested persons of the Trust as defined in the Act, shall review periodically (i) this Plan for its continuing appropriateness and (ii) any fee waivers and expense reimbursements to determine that the Series are in compliance with Section 4(c).



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                       BLACK DIAMOND FUNDS
                       -------------------

                   Multiclass (Rule 18f-3) Plan

                            Appendix A
                       As of ________, 2002

Series of Black Diamond Funds covered by the Plan:

Black Diamond Principal Protected 500 Series I
Black Diamond Principal Protected 100 Series I
Black Diamond Principal Protected 2000 Series I
Black Diamond Principal Protected 400 Series I
Black Diamond Principal Protected HT Series I
Black Diamond Principal Protected BT Series I
Black Diamond Principal Protected FS Series I














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